FOR IMMEDIATE RELEASE

Ciena Appoints Bill Fathers to Board of Directors

HANOVER, Md. - August 24, 2017 - Ciena Corporation (NYSE: CIEN), a network strategy and technology company, today announced that William D. Fathers has been appointed to Ciena’s Board of Directors. Mr. Fathers also serves on the board of directors of Cologix Inc.

Mr. Fathers, 49, currently serves as the Senior Operating Partner responsible for investments in Communications Infrastructure at Stonepeak Infrastructure Partners, a private equity firm specializing in North American middle-market infrastructure. He also currently serves as Senior Advisor to Berkshire Partners, a leading private investment firm. From 2013 through 2016, Mr. Fathers was Executive Vice President and General Manager of Cloud Services at VMWare, Inc. He previously served as President of Savvis Inc., a public data center and cloud infrastructure provider. Mr. Fathers also worked for Thomson Reuters, where he helped build businesses in a number of international markets throughout Europe, Asia and North America.

“It’s a pleasure to welcome Bill to Ciena’s board of directors. His global experience in cloud and data center networking will help shape our strategy to remain aligned with customer requirements and market opportunities,” said Gary B. Smith, president and CEO of Ciena. “His ability to forecast trends will enable us to stay ahead of the innovation curve and maintain our leadership in the industry.”

Mr. Fathers received an M.A. in Engineering from Cambridge University, and served as an officer in the British Armed Forces.
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About Ciena
Ciena (NYSE: CIEN) is a network strategy and technology company. We translate best-in-class technology into value through a high-touch, consultative business model - with a relentless drive to create exceptional experiences measured by outcomes. For updates on Ciena, follow us on Twitter @Ciena, LinkedIn, the Ciena Insights blog, or visit www.ciena.com.

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